Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 12, 2010 relating to the financial statements and financial statement schedule of ValueVision Media, Inc and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended January 30, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
June 9, 2010